Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 6.75% NOTES DUE MAY 30, 2040

ISSUER:	The Republic of Turkey

SECURITIES:	6.75% Notes due May 30, 2040

PRICING DATE:	January 5, 2010

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	BB- (stable)/Ba3 (positive)/ BB+ (stable)

ISSUE SIZE:	USD 2,000,000,000

PRICE TO PUBLIC:	98.655%

TOTAL FEES:	USD 2,000,000 (0.10%)

PROCEEDS TO ISSUER:	USD 1,971,100,000

YIELD TO MATURITY:	6.85% per annum

SPREAD TO US TREASURY:	224.7 bps

BENCHMARK US TREASURY:	UST 4.375% due November 2039

INTEREST PAYMENT DATES:	November 30th and May 30th, save that there
will be a long first coupon with the first
interest payment date being November 30,
2010

EXPECTED LISTING:	Luxembourg Stock Exchange

CUSIP/ISIN:	900123BG4 / US900123BG46

LEAD-MANAGERS/BOOKRUNNERS:	UBS Limited, J.P. Morgan Securities Inc. and
HSBC Bank plc

CO-MANAGER	T.C. Ziraat Bankasi A.S.

SETTLEMENT:	Expected January 12, 2010, through the
book-entry facilities of The Depository Trust
Company
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling UBS Limited at 1-800-722-9555 ext. 1088.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012310000383/y79757e424b5.htm
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